Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

US INVESTIGATIONS SERVICES, LLC,

HERCULES ACQUISITION CORP.

and

HIRERIGHT, INC.

Dated as of June 9, 2008.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) is entered into as of June 9, 2008, by and among US Investigations Services, LLC (“Parent”), a Delaware limited liability company, Hercules Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Parent, and HireRight, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Purchaser (the “Purchaser Board”) and the Company (the “Company Board”) have determined that it is in the best interests of each of Parent, Purchaser and the Company, respectively, and their respective stockholders and members for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement and such boards of directors have approved this Agreement and declared its advisability (and in the case of each of the Company Board and the Purchaser Board, recommended that this Agreement be adopted by the Company’s stockholders and the Purchaser’s sole stockholder, respectively).

WHEREAS, upon consummation of the Merger (as defined herein), each issued and outstanding share (each, a “Share,” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), will be converted into the right to receive $15.60 per share in cash, upon the terms and subject to the conditions of this Agreement.

WHEREAS, Parent, Purchaser and certain stockholders of the Company (the “Stockholders”) have entered into that certain Voting Agreement, dated as of the date hereof (the “Voting Agreement”), providing that, among other things, subject to the terms and conditions set forth therein, the Stockholders will vote in favor of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

I.      THE MERGER

Section 1.1             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Purchaser will merge with and into the Company (the “Merger”) and (b) the separate corporate existence of Purchaser will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2             Closing.  Unless otherwise mutually agreed in writing by the Company and Purchaser, the closing of the Merger (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York at 11:00 a.m. Eastern Time on a date selected by Purchaser, but not later than the tenth Business Day following the day on which the last of the conditions set forth in Article VII to be satisfied by action taken or waived (other than those conditions that by their nature are to be satisfied by actions taken at the

Closing, but subject to the satisfaction or waiver of those conditions) will have been satisfied or waived in accordance with this Agreement (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

Section 1.3             Effective Time.  Subject to the provisions of this Agreement, at the Closing, Purchaser and the Company will cause a certificate of merger or such other applicable documents as contemplated by the DGCL (in any such case, the “Certificate of Merger”) to be duly filed, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 1.4             Effects of the Merger.  The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become debts, liabilities and duties of the Surviving Corporation.

Section 1.5             Organizational Documents.  At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Purchaser until thereafter amended in accordance with the provisions thereof and as provided by Law, except for Article I thereof, which shall read “the name of the corporation is HireRight, Inc.” and (b) the bylaws of Purchaser will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable law.

Section 1.6             Directors and Officers of Surviving Corporation.  The directors of Purchaser as of the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

II.    EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1             Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser or the Company or the holder of any capital stock of Parent, Purchaser or the Company:

(a)           Cancellation of Certain Common Stock.  Each share of Common Stock that is held in treasury and each share of Common Stock that is owned by Parent or

Purchaser or any of their respective direct or indirect wholly-owned Subsidiaries or any direct or indirect wholly-owned Subsidiary of the Company will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(a) and Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive $15.60 in cash, without interest (the “Merger Consideration”), payable upon surrender of such Shares in the manner provided in Section 2.2.

(c)           Cancellation of Shares.  At the Effective Time, all Shares (other than Excluded Shares) when so cancelled in accordance with Section 2.1(a) or converted in accordance with Section 2.1(b) will no longer be outstanding and all such Shares (other than Excluded Shares) will automatically be cancelled and will cease to exist, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 2.2.

(d)           Conversion of Purchaser Capital Stock.  Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2             Surrender of Certificates

(a)           Paying Agent.  Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Purchaser will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time.  Immediately prior to the Effective Time, Parent or Purchaser will deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Company’s stockholders cash in amounts sufficient for the payment of the aggregate amount of Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”).  The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided in the preceding sentence out of the Payment Fund.  Purchaser will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company, prior to the Effective Time.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available) or in money market funds.  Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to the Surviving Corporation.  To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b)           Payment Procedures.  Immediately after the Effective Time, the Paying Agent shall mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.  Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered will forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)           Withholding Taxes.  The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Warrants any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law.  Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Warrants, as the case may be, in respect of which such deduction and withholding was made.

(d)           No Further Transfers.  After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)           Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of the Certificates twelve months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration.  Notwithstanding the foregoing, none of Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a Governmental Entity pursuant to applicable abandoned property, escheat or similar Laws.  Any portion of the Payment Fund remaining unclaimed by holders of the Certificates as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Lost, Stolen or Destroyed Certificates.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 2.3             Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by a stockholder (a “Dissenting Stockholder”) who is entitled to demand, and who properly demands, appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262” and, such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but rather, such Dissenting Stockholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262); provided, that if any Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such Dissenting Stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 2.1(b).  The Company will give Parent prompt notice of any written demands to receive fair value for Shares held by a stockholder, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to rights to appraisal with respect to the Merger.  The Company will give Parent and Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of appraisal rights.  The Company will not, except with the prior written consent of Parent and Purchaser, make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.4             Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares,

issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.5             Treatment of Stock Options and Warrants

(a)           Each option to purchase Shares (individually a “Stock Option” and collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to any Company Benefit Plan or otherwise will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied).

(b)           At the Effective Time, each Stock Option and each warrant to purchase Shares (individually a “Warrant” and collectively, the “Warrants”) outstanding immediately prior to the Effective Time pursuant to any warrant agreement or otherwise shall be cancelled and extinguished and the holder of such Stock Option or Warrant will, in full settlement of such Stock Option or Warrant and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option or Warrant, receive from the Company an amount (subject to any applicable withholding) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option or Warrant multiplied by (y) the number of Shares subject to such Stock Option or Warrant (with the aggregate amount of such payment rounded to the nearest whole cent).  If the applicable exercise price of any Stock Option or Warrant equals or exceeds the Merger Consideration, such Stock Option or Warrant shall be cancelled without payment of additional consideration, and all rights with respect to such Stock Option or Warrant shall terminate as of the Effective Time.  The holders of Stock Options and Warrants will have no further rights in respect of any Stock Options and Warrants from and after the Effective Time.

(c)           With respect to any Company Benefit Plan pursuant to which Stock Options may be granted (the “Stock Option Plans”), subject to consummation of the Merger, the Stock Option Plans shall terminate, effective as of the Effective Time and no holder of Stock Options issued pursuant to the Stock Option Plans or otherwise or any participant in the Stock Option Plans shall have any rights thereunder to acquire any equity securities of or, except as expressly provided in this Section 2.5, to receive any payments from the Company, the Surviving Corporation, or any Subsidiary of the Company.

(d)           Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be required to effectuate the actions contemplated by this Section 2.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

III.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the Company SEC Documents since January 1, 2008 (other than any disclosures set forth in any risk factor section or in any section relating to or containing forward-looking statements, and any other disclosures included therein to the extent they are generic, customary, predictive or forward-looking in nature, whether or not appearing in such sections), but only to the extent the applicability of such disclosure to any representation or warranty contained in this Article III is readily apparent on its face, or (y) the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), the Company hereby represents and warrants to Parent and Purchaser, as of the date hereof and as of the Closing, as follows:

Section 3.1             Organization; Power; Qualification.  The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to have such authority or power would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the business of the Company and its Subsidiaries taken as a whole (the “Business”).  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

Section 3.2             Corporate Authorization; Enforceability

(a)           The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote in the case of the consummation of the Merger, to consummate the transactions contemplated by this Agreement.  The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the Company’s stockholders, (iii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the other transactions contemplated hereby, and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Board Recommendation”).  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, except in the case of the Merger which is subject to the Requisite Company Vote.

(b)                                 This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.3                                      Capitalization; Options

(a)                                  The Company’s authorized capital stock consists solely of (i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of Preferred Stock.  As of the close of business on June 6, 2008 (the “Measurement Date”), (i) 11,498,022 shares of Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding; (iii) there were available for grant pursuant to the Company Stock Award Plans, Stock Options representing an aggregate of 612,926 shares of Common Stock; and (iv) 343,651 Warrants were issued and outstanding.  No Shares are held in the treasury of the Company or any of the Company’s Subsidiaries.  Since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of Common Stock or Preferred Stock, the number of outstanding Stock Options or the number of outstanding Warrants.  As of the Measurement Date, (i) Stock Options to purchase 1,176,133 shares of Common Stock were outstanding, with a weighted average exercise price of $5.96 per share; (ii) 343,651 Warrants were outstanding, with a weighted average exercise price of $3.18 per share; and (iii) 5,912 deferred stock units were outstanding.  Section 3.3(a) of the Company Disclosure Letter sets forth (i) for each Stock Option, issued and outstanding pursuant to the Company Stock Award Plans or otherwise, the number of Stock Options, the number of shares of Common Stock issuable thereunder and the vesting schedules, the grant date, the expiration date and exercise or conversion price relating thereto; (ii) for each Warrant, the name of the holder of such Warrant and the exercise price; and (iii) for each deferred stock unit, the name of the holder of such deferred stock unit.  Except as set forth in  Section 3.3(a) of the Company Disclosure Letter, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights).  Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 5.1(c) if made after the date of this Agreement.

(b)                                 All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive or other similar rights.

(c)                                  The Company has made available to Purchaser correct and complete copies of all stock award plans set forth in Section 3.3(c) of the Company Disclosure Letter (the “Company Stock Award Plans”) and all forms of options and other stock-based awards issued under those Company Stock Award Plans.  There are no Company Stock Award Plans except as set forth in Section 3.3(c) of the Company Disclosure Letter.

(d)                                 Except as set forth in Section 3.3(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any shares of capital stock of the Company or any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

(e)                                  Other than the issuance of Shares upon exercise of Stock Options, since March 31, 2008, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors have not authorized any of the foregoing.

(f)                                    Neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

Section 3.4                                      Subsidiaries.  Section 3.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries.  All equity interests of the Company’s Subsidiaries are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights, and are owned beneficially, and of record, by the Company, free and clear of any Liens.  Except for the equity interests in the Company’s Subsidiaries, the Company does not own, directly or indirectly, capital stock or other voting or equity securities or interests (including any securities convertible, exercisable or exchangeable into capital stock or other voting or equity securities or interests) in any Person.

Section 3.5                                      Governmental Authorizations.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than:  (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Global Market (“NASDAQ”); (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) the competition or merger control Laws of any other applicable jurisdiction; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (ignoring for this purpose the exception set forth in clause (B) of the definition of “Company Material Adverse Effect”) or materially impair the ability of the Company to consummate the transaction contemplated hereby.

Section 3.6                                      Non-Contravention.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:  (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations (with or without notice or lapse of time or both) under any Company Contracts, including any obligation to purchase, license or sell assets or securities; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (iii) through (vi), as would not, individually or in the aggregate, reasonably be expected to materially impair (x) the ability of the Company to consummate the transaction contemplated hereby or (y) the post-Closing conduct of the Business.

Section 3.7                                      Voting.

(a)                                  The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

(b)                                 There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Stockholder Agreements.  There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.8                                      Financial Reports and SEC Documents

(a)                                  The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules (the forms, statements, reports and documents filed or furnished with the Securities and Exchange Commission (“SEC”), including any amendments thereto, the “Company SEC Documents”).  Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement) and complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act.  As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  The Company SEC Documents filed or furnished on or prior to the date of this Agreement included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX.  As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review.

(b)                                 Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect and to any other adjustments set forth in the Company SEC Documents filed prior to the date of this Agreement), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c)                                  The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) has implemented and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.9                                      Undisclosed Liabilities.  Except (i) as and to the extent disclosed, reflected or reserved against on the consolidated balance sheet of the Company dated as of March 31, 2008 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since March 31, 2008 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10                                Absence of Certain Changes.  Since January 1, 2008, (a) the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practices, (b) there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action that would be prohibited by Section 5.1 if it were taken on or after the date hereof without the consent of Parent.

Section 3.11                                Litigation.  There are no claims, actions, suits, demand letters, petitions, grievances, judicial, administrative or regulatory proceedings, or arbitrations, hearings, notices of violation, or investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries which, individually or together with all other Legal Actions, would reasonably be expected to have a Company Material Adverse Effect.  There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business.

Section 3.12                                Benefit Plans

(a)                                  Section 3.12(a) of the Company Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company or any Subsidiary (collectively, the “Company Benefit Plans”).  The Company has made available to Parent a true and complete copy of (i) such Plans, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), if any, (iii) the most recently received IRS determination letter, if any, relating to a Plan, and (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan.

(b)                                 Each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”).  There has been no amendment to, announcement by the Company or any Subsidiary relating to or change in employee participation or coverage under any Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred therefor for the most recent fiscal year, except as required by applicable Law.  No Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) that would reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(d)                                 No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, and neither the Company nor any of its Subsidiaries has ever maintained such a plan.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code or any comparable provision of non-U.S. Law has any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Company Benefit Plan ended prior to the date of this Agreement.

(e)                                  Neither the Company nor any Subsidiary has any material liability with respect to any employee in respect of post-retirement health, medical or life insurance benefits except as required by applicable Law.

(f)                                    Except as set forth on Schedule 3.12(g) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary or any increased or accelerated funding obligation with respect to any Company Benefit Plan.

(g)                                 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code and any authority required or permitted to be relied upon thereunder, including, without limitation, (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1.  No officer, director, employee, consultant or other service provider of the Company or any Subsidiary is entitled to receive any Tax gross-up, indemnity or similar payment from the Company or any Subsidiary as a result of the imposition of any income Tax or excise Tax under Section 409A of the Code.

Section 3.13                                Labor Relations

(a)                                  (i) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2006 or are now being conducted and (ii) neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract.  There is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b)                                 The Company and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state and local, and, to the Company’s Knowledge, foreign, Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.  Since January 1, 2007, there have been no unfair labor practice charges or complaints, and no such charge or complaint is pending or, to the Knowledge of the Company, threatened.

Section 3.14                                Taxes

(a)                                  Each of the Company and the Subsidiaries have timely filed or caused to be timely filed (taking into account extensions) all Tax Returns required to be filed and such Tax Returns are true, correct and complete in all material respects.  The Company and the Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except to the extent that such Taxes are being contested in good faith by appropriate proceedings and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.  The Company’s most recent financial statements reflect adequate reserves in accordance with GAAP for all Taxes not yet due and payable in respect of taxable periods or portions thereof accrued through the date of such financial statements.  All material amounts of Tax required to be withheld by the Company and its Subsidiaries have been withheld under applicable Law (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under state, local or foreign Laws) and paid over to the appropriate Tax authority.

(b)                                 No deficiency for any material amount of Tax has been asserted, threatened, proposed or assessed by any Governmental Entity in writing against the Company or any Subsidiary.  There are no liens for a material amount of Taxes, other than liens for current Taxes and assessments not yet due and payable or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP (which reserves are listed in Section 3.14 of the Company Disclosure Letter), on the assets of the Company or any Subsidiary.

(c)                                  All Tax Returns filed with respect to Tax years of the Company and any Subsidiary  through the Tax year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  There are no pending or threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing.  Neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes and no power of attorney with respect to any taxes has been executed or filed with any Governmental Entity by or on behalf of the Company or any Subsidiary.

(d)                                 Neither the Company nor any Subsidiary (i) is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation or (ii) is liable for any Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law).

(e)                                  Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations and any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) has been properly reported.

(f)                                    No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file tax returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(g)                                 Neither the Company nor any Subsidiary has (a) requested a private letter ruling from the IRS or comparable rulings from other Governmental Entity or (b) entered into any “closing agreement” as described in Section 7121 of the Code (or any material agreement under any corresponding or similar provision of state, local or foreign law).

(h)                                 As of the Closing Date, and during the five-year period ending on the Closing Date, the Company is not, and has not at any time been, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code.

(i)                                     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).

(j)                                     Neither the Company nor any Subsidiary is subject to any adjustment pursuant to Section 481 of the Code or any similar provision or state, local or foreign Law).

Section 3.15                                Environmental Liability.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries is subject to any order, judgment, decree, letter or memorandum by or with any Governmental Entity imposing any liability or obligation under any Environmental Law.

Section 3.16                                Title to Real Properties

(a)                                  The Company does not own any real property.

(b)                                 Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Leased Property”), including the address of such Leased Property, and identifying the applicable lease (each such lease, a “Lease”).  The Company has made available to Purchaser true, correct and complete copies of the Leases.  Each Lease is in full force and effect and neither the Company nor any Subsidiary has received any written notice of default under any such lease that has not been cured.

Section 3.17                                Permits; Compliance with Laws

(a)                                  Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease, license and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Company Permits are valid and in full force and effect, except where the failure to be valid and in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 3.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received any cease-and-desist letters or inquiries from any Governmental Entity with respect to the Company Permits.  No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation, would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business.  The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries is, and since January 1, 2005, each of the Company and its Subsidiaries has not been, in conflict with, or in default or violation of (and there exists no event that, with notice or passage of time or both, would result in the Company or any of its Subsidiaries being in conflict with or in default or violation of) (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound, including, without limitation, the FCRA, the DPPA, the GLBA and the EUPD, and, to the Knowledge of the Company, are not and have not been charged or under investigation with respect to any material violation of, any Laws, (ii) any Company Permits, or (iii) the formally-adopted policies of the Company or any of its Subsidiaries applicable to the collection, use, disclosure, maintenance and transmission of sensitive information, including non-public personal information, in electronic or physical form, in each case except for conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18                                Intellectual Property

(a)                                  Set forth in Section 3.18(a) of the Company Disclosure Letter is a complete and correct list of all Intellectual Property owned by the Company or any of its Subsidiaries that is material to, and is used by, the Company or any of its Subsidiaries in conducting the Business as currently conducted and registered with, or recorded by, any Governmental Entity, or subject to an application for such registration or recordation (“Registered IP”), or that is not Registered IP but is otherwise material to, and is used by, the Company or any of its Subsidiaries in conducting the Business as currently conducted, other than trade secrets (collectively, the “Owned IP”).  The Company or one of its Subsidiaries: (i) is the exclusive owner of the Owned IP, free and clear of all Liens other than Permitted Liens, and (ii) has licensed or otherwise possesses sufficient right, title and interest to all other Company Intellectual Property to conduct the Business as currently conducted, except with respect to both

(i) and (ii), as would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as currently conducted.  Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who developed, modified, translated or otherwise created any material Company Intellectual Property, has executed a valid and enforceable agreement pursuant to which such Person assigned all of such Person’s right, title and interest in and to such Intellectual Property to the Company or one its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as currently conducted.  To the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual Property and to the Knowledge of the Company none of the Company Intellectual Property is being infringed or misappropriated by any third party.  Since January 1, 2005, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such person or that any of the Company Intellectual Property is invalid.  The consummation of the transactions contemplated hereby will not materially alter or impair the Company’s or any of its Subsidiaries rights in or to the Company Intellectual Property except as would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as currently conducted.

(b)                                 No claims lawsuits or administrative actions of which the Company has received written notice are currently pending or, to the Knowledge of the Company, threatened by any person with respect to the Company Intellectual Property.  There are no pending claims by the Company or any of its Subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property.

(c)                                  To the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other Intellectual Property.

(d)                                 Neither the Company nor any of its Subsidiaries (i) distributes any “free software”, “open source software” or any software distributed under a similar licensing or distribution model (including the GNU General Public License, the GNU Lesser General Public License, the BSD licenses, the Apache License, and the Sun Industry Standards License) (“Open Source Materials”) or (ii) has incorporated any Open Source Materials in software owned by the Company or any of its Subsidiaries in a manner that creates, or purports to create, under the applicable license agreement pursuant to which such Open Source Materials are distributed, obligations for the Company or any of its Subsidiaries to grant to any third party any rights or immunities with respect to software owned by the Company or any of its Subsidiaries, including the rights to distribute, access source code of, or make derivative works from, software owned by the Company.

(e)                                  As used herein, the term “Intellectual Property” shall mean such rights as exist under applicable statute or common law with respect to all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing.  As used herein, “Company Intellectual Property” shall mean the Intellectual Property used by the Company or any of its Subsidiaries in conducting the Business as currently conducted, or owned, purported to be owned herein, and material to conducting the Business as currently conducted.

Section 3.19                                Contracts

(a)                                  Except as would not reasonably be expected to materially impair the conduct of the Business, (i) each Specified Contract is a legal, valid and binding obligation of the Company or one of its Subsidiaries, as applicable, in full force and effect and enforceable against the Company or one of its Subsidiaries in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (ii) the Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any of its Subsidiaries is and, to the Company’s Knowledge, no counterparty is in breach or violation of, or default under, any Specified Contract, (iv) none of the Company or any of its Subsidiaries has received any claim of default under any Specified Contract, and (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

(b)                                 For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected as of the date hereof:

(i)                                     any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Business, other than any such limited liability company, partnership or joint venture that is a Subsidiary;

(ii)                                  any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)                               any Contract (other than among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $100,000;

(iv)                              any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.12;

(v)                                 any Contract that purports to limit the right of the Company or any of its Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the Business;

(vi)                              any Contract that contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries and any Contract that purports to bind non-controlled Affiliates of the Company or any of its Subsidiaries;

(vii)                           any Contract which by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries under such Contract of more than $100,000 annually;

(viii)                        any Contract (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(ix)                                any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $100,000; and

(x)                                   any other Contract that is (A) not made in the ordinary course of business or (B) material to the Company.

A true and complete list of the Specified Contracts referred to in subsections (i) through (x) (other than employment Contracts and, in the case of clause (vii) only, those Contracts which by their terms call for aggregate payments by or to the Company or any of its Subsidiaries under such Contract of less than $650,000 annually) above is set forth in Section 3.19(b) of the Company Disclosure Letter, except for Specified Contracts filed prior to the date hereof as exhibits to the Company SEC Documents.  The Company has made available to Purchaser true, correct and complete copies of the Specified Contracts.

Section 3.20                                Rights Plan.  The Company does not have a poison pill, rights plan, rights agreement or similar agreement in place.

Section 3.21                                Information Supplied.  None of the information included or incorporated by reference in the Company Proxy Statement, or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, at the date it is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Purchaser for the purpose of inclusion in the Company Proxy Statement or the Other Filings.  The Company Proxy Statement, and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.22                                Opinion of Financial Advisor.  Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”) has rendered to the Company Board its opinion (to be confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Common Stock in the Merger is fair, from a financial point of view, to such stockholders.  Upon delivery thereof to the Company, the Company promptly will furnish to Purchaser a correct and complete copy of the written opinion of the Company Financial Advisor.

Section 3.23                                Brokers and Finders.  Other than the Company Financial Advisor, whose fees and expenses will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has furnished to Purchaser a correct and complete copy of all agreements between the Company and each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

Section 3.24                                Insurance.  Section 3.24 of the Company Disclosure Letter lists, and the Company has made available to Purchaser complete copies of, all insurance policies (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Company or any of its Subsidiaries.  There is no claim by or with respect to the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  Except as would not reasonably be expected to impair the ability of the Company to recover under such policies, all premiums payable under such policies have been timely paid, and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2006, and remain in full force and effect.  To the Knowledge of the Company, there is no threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

Section 3.25                                Affiliate Transactions.

(a)                                  Section 3.25(a) of the Company Disclosure Letter lists all balances between any officer, director or employee of the Company of any of its Subsidiaries, on the one hand, and the Company, on the other hand, other than ordinary course payroll.

(b)                                 Section 3.25(b) of the Company Disclosure Letter lists all agreements, arrangements and other commitments or transactions between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any member of the Company Board, any executive officer of the Company or any holder of more than 5% of the Company’s common stock.

Section 3.26                                Customers and Suppliers.

(a)                                  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice that any material customer (i) will materially reduce the use of services of the Company or (ii) will seek to reduce the price it will pay for services of the Company, including in each case as a result of this Agreement or the transactions contemplated hereby.

(b)                                 From the period beginning on December 31, 2007 and ending on the date of this Agreement, there has not been any material adverse change in the terms and conditions of sale of products or services provided by material suppliers of the Company and its Subsidiaries, and, to the Knowledge of the Company, there will be no such change (other than general and customary price increases) after the Closing Date including as a result of this Agreement or the transactions contemplated hereby.

Section 3.27                                State Takeover Statutes.  The Company Board has taken all necessary action so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (including Section 203 of the DGCL) is applicable to the Merger or the other transactions contemplated by this Agreement.  The action of the Company Board in approving this Agreement and the Voting Agreement (and the transactions provided for herein and therein) is sufficient to render inapplicable to this Agreement and the Voting Agreement (and the transactions provided for herein and therein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.28                                No Other Representations or Warranties.  Except for the representations and warranties of the Company contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates.

IV.                                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Acquiror Disclosure Letter”) delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 4.1                                      Organization and Power.  Each of Parent and Purchaser is a corporation or limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2                                      Corporate Authorization.  Each of Parent and Purchaser has all necessary corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent and Purchaser (other than, with respect to the Merger, the adoption and approval of this Agreement by Parent as the sole stockholder of Purchaser).

Section 4.3                                      Enforceability.  This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.4                                      Governmental Authorizations.  The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than:  (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; (v) the pre-merger notification required under (A) the HSR Act and (B) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.4 of the Acquiror Disclosure Letter; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.5                                      Non-Contravention.  The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not:

(i)                                     contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Purchaser; or

(ii)                                  contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Purchaser or any of their respective Subsidiaries or by which any assets of Parent or Purchaser or any of their respective Subsidiaries (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.6 have been obtained or made), except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.6                                      Information Supplied.  None of the information supplied by or on behalf of Parent or Purchaser for inclusion in the Company Proxy Statement or Other Filings will, at the date it is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7                                      Financing.  Parent shall have sufficient funds to permit Purchaser to perform all of its obligations under this Agreement and to consummate the Merger on a timely basis.

Section 4.8                                      Interim Operations of Purchaser.  Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.9                                      Absence of Litigation.  As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected to prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby.  As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise materially and adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby.

Section 4.10                                Ownership of Shares.  As of the date of this Agreement, none of Parent, Purchaser or their respective Affiliates owns, directly or indirectly, beneficially or of record, any Shares (except for de minimis amounts of Shares that may be owned by Affiliates, such amounts not to exceed, in the aggregate, 2% of the Company’s outstanding Shares).  None of Parent,

Purchaser or their respective Affiliates holds any rights to acquire any Shares except pursuant to this Agreement and the Voting Agreement.

Section 4.11                                Brokers and Finders.  Other than Lehman Brothers Inc. and Portico Capital Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Purchaser.

Section 4.12                                No Other Representations or Warranties.  Except for the representations and warranties of Parent and Purchaser contained in this Article IV, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided by Parent or Purchaser or any of their Affiliates.

V.            COVENANTS

Section 5.1                                      Conduct of Business of the Company.  Except as expressly required by this Agreement, applicable Law or NASDAQ rule or as set forth in Section 5.1 of the Company Disclosure Letter or with the written consent of Purchaser, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its significant customers, distributors, suppliers and manufacturers.  Without limiting the generality of the foregoing, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)                                  amend or otherwise change its amended and restated certificate of incorporation or amended and restated bylaws or equivalent organizational documents;

(b)                                 issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of shares of Common Stock issuable pursuant to employee stock options and warrants outstanding on the date hereof) or (ii) any material assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

(c)                                  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiary to the Company or any other Subsidiary;

(d)                                 reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)                                  (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division or business unit thereof; (ii) except for borrowings under existing credit facilities in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any of its assets except in the ordinary course of business consistent with past practice; (iii) make any loans or advances except in the ordinary course of business consistent with past practice; (iv) authorize or make any commitments with respect to capital expenditures other than in the ordinary course of business consistent with past practice and, in any event, in an amount not in excess of $500,000 in the aggregate; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

(f)                                    increase the compensation payable to its directors, officers or employees, except for increases in the ordinary course of business in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g)                                 terminate or materially amend, or otherwise waive, release or assign any material rights under, any Specified Contract, or enter into any Contract that would, if entered into prior to the date hereof, be a Specified Contract;

(h)                                 change any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(i)                                     initiate any material Legal Action;

(j)                                     (i) fail to notify promptly Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) initiated against or with respect to the Company or any Subsidiary in respect of any material Tax, (ii) settle or compromise any Action against or with respect to the Company or any Subsidiary in respect of any material Tax without Parent’s consent, which consent shall not be unreasonably withheld, (iii) change any method of Tax accounting, or (iv) make any material Tax election other than in the ordinary course of business consistent with past practice or as otherwise required by applicable Law;

(k)                                  (i) assign, transfer, license or sublicense, mortgage or encumber, abandon, permit to lapse or otherwise dispose of any material Intellectual Property owned by the Company or any Subsidiary, except for non-exclusive licenses or non-exclusive sublicenses of such Intellectual Property in the ordinary course of business consistent with past practice, or (ii) fail to pay any fee, take an action or make any filing reasonably necessary to maintain the Company Intellectual Property.

(l)                                     authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract or otherwise agree to do any of the foregoing.

Section 5.2                                      Access to Information; Confidentiality

(a)                                  Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, Purchaser and their Representatives, during normal business hours and upon reasonable advance notice (i) such access to the officers, management, employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent, Purchaser or their Representatives reasonably may request, except that Parent, Purchaser and their Representatives shall not conduct any physical testing, sampling or analysis of soil, subsoil, groundwater, other environmental constituents or building materials without specific written authorization from the Company, (ii) within five Business Days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of operations, cash flows and stockholders’ equity, and (iii) such other information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries that Parent, Purchaser or their Representatives reasonably may request.  Notwithstanding the foregoing, Parent, Purchaser and their Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information.  The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.  Any information exchanged pursuant to this Section 5.2 that constitutes “Evaluation Material” (as defined in the Confidentiality Agreement) shall be treated as provided in the Confidentiality Agreement.

(b)                                 No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants, conditions or agreements of the other parties set forth herein.

Section 5.3                                      Solicitation

(a)                                  The Company shall and shall cause its Subsidiaries and Representatives (1) to immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal and (2) to request the prompt return or destruction of all confidential information previously furnished to any such Person or any representative of such Person.  From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, cause, knowingly induce or knowingly facilitate or encourage (including by way of furnishing information or other assistance) the submission of any Inquiry or Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, arrangement, agreement-in-principle or letter of intent, or come to any understanding with any Person other than Parent or any of its Affiliates with respect to, or accept, any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) initiate, participate or engage in any discussions or negotiations regarding, or furnish to any Person any information or access in connection with any Inquiry or Takeover Proposal; provided, however, in response to a bona fide unsolicited, written Takeover Proposal, made or received after the date of this Agreement under circumstances not involving a breach of this Agreement, which the Company Board determines, after consultation with its outside legal and financial advisors, is reasonably likely to become a Superior Proposal, the Company may, at any time prior to the adoption of this Agreement by the Requisite Company Vote, if the Company Board determines, after consultation with its outside legal and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) furnish confidential information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal and its advisors, but only pursuant to an Acceptable Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.3); provided that the Company shall concurrently provide to Parent a copy of any information or materials provided to any such Person that have not been previously provided to Parent, and (y) conduct discussions and negotiate with such Person regarding such Takeover Proposal, it being understood that such discussions and negotiations shall not be deemed to be a breach of Section 5.3(a).  The Company shall ensure that its Representatives are aware of the provisions of this Section 5.3(a), and any violation of the restrictions contained in this Section 5.3(a) by such Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company.  The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent and any of its Affiliates), and shall not grant any waiver of, or agree to any amendment or modification to any such agreement, to permit such Person to submit a Takeover Proposal.

(b)                                 In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall, as promptly as reasonably practicable (and in any event within 24 hours), notify Parent (i) of the execution by the Company and any Person who has made an Inquiry or Takeover Proposal of any confidentiality agreement (it being understood that the Company shall not enter into any such agreement that is not an Acceptable Confidentiality Agreement), (ii) of the commencement of discussions or negotiations concerning the Company or the terms of any Inquiry or Takeover Proposal between the Company and any Person who has made any Inquiry or Takeover Proposal or (iii) of the making of any Takeover Proposal or the receipt by the Company of any Inquiry, and shall, in any such notice to Parent, identify the Person or Persons making such Takeover Proposal or Inquiry, describe in reasonable detail the terms and conditions of any proposals or offers and the nature of the discussions or negotiations referenced in clause (ii) above.  The Company shall keep Parent fully informed on a current basis of all material developments affecting the status or terms of any Takeover Proposal with respect thereto and of the status of any discussions or negotiations with any Person regarding any Takeover Proposal, including any material change in the terms thereof, and shall promptly provide to Parent copies of all related draft term sheets, letters of intent, agreements and similar documents transmitted by or to the Company.

(c)                                  Except as expressly permitted by this Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by the Company Board of the Merger, this Agreement and the transactions contemplated hereby, or make any public statement inconsistent therewith (any action described in this clause (i) being referred to as a “Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal.  Notwithstanding the foregoing, at any time prior to the approval of this Agreement by the Requisite Company Vote, the Company Board may, in response to a Superior Proposal or Intervening Event, make a Recommendation Change and, in the case of a Superior Proposal, terminate this Agreement; provided, however, that the Company Board may not make a Recommendation Change or terminate this Agreement unless (A) the Company Board first determines, after consultation with its outside legal advisors, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (B) the Company shall have provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) of its intention to make a Recommendation Change in response to a Superior Proposal or Intervening Event or of its intention to terminate this Agreement in response to a Superior Proposal, which notice shall attach the most recent version of any written agreement relating to any transaction that constitutes such Superior Proposal or, if no such agreement exists, specify the material terms and conditions of any such Superior Proposal or, in the case of an Intervening Event, describe in reasonable detail such Intervening Event and (C) Parent does not make, within the Notice Period, a proposal that the Company Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal or obviates the need for a Recommendation Change as a result of such Intervening Event, as the case may be.  The Company shall negotiate with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.  In the event of a Recommendation Change for any reason other than receipt of a Superior Proposal, Parent shall have the option, exercisable within five Business Days after such Recommendation Change, to cause the Company Board to submit this Agreement to the stockholders of the Company in accordance with Section 5.5(b) for the purpose of adopting this Agreement and approving the Merger.  If Parent does not exercise such option within such period, the Company may, subject to Section 7.1(h), terminate this Agreement.

(d)                                 Nothing contained in this Agreement (including, without limitation, this Section 5.3) shall prohibit the Company Board from (i) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act or (ii) complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), if, in each case, the Company Board has determined in good faith, after consultation with its outside legal advisors, that it is required to do so in order to comply with applicable Law, including its fiduciary duties to stockholders of the Company, provided that the Company Board shall not, except as expressly permitted by Section 5.3(c), effect a

Recommendation Change or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

Section 5.4                                      Notices of Certain Events

(a)                                  The Company will notify Purchaser promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or their Representatives) and (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or their Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.1 or Section 6.2 of this Agreement not to be satisfied.  With respect to any of the foregoing, the Company will consult with Purchaser and its Representatives so as to permit the Company and Purchaser and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.4(a) shall not limit or otherwise affect the remedies available hereunder to Parent or Purchaser or the representations or warranties of the Company, or the conditions to the obligations of Parent and Purchaser hereto.

(b)                                 Parent and Purchaser will notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Purchaser or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, Purchaser or their Representatives), (iii) any Legal Actions threatened or commenced against or otherwise affecting Parent or Purchaser that are related to the transactions contemplated by this Agreement (and the response thereto from Parent, Purchaser or their Representatives) or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.1 or Section 6.3 of this Agreement not to be satisfied.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the Company or the representations or warranties of Parent and Purchaser, or the conditions to the obligations of the Company hereto.

Section 5.5                                      Proxy Statement; Company Stockholders Meeting

(a)                                  As promptly as practicable following the date of this Agreement (and in any event within 10 Business Days) the Company shall prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement.  The Company shall provide copies of any comments received from the SEC with respect to the Company Proxy Statement to Purchaser upon receipt and shall respond promptly to such comments.  As promptly as reasonably practicable, the Company shall (i) prepare and any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (ii) use reasonable best efforts to have cleared by the SEC and within five Business days thereafter mail to its stockholders the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (iii) to the extent required by applicable Law, prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (iv) otherwise use its reasonable best efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger.  The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by Purchaser specifically for inclusion therein.  Purchaser shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Company Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Purchaser or any of their respective Affiliates should be discovered by the Company or Purchaser which should be set forth in a supplement or amendment to the Company Proxy Statement so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate supplement or amendment describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company stockholders.  Parent and Purchaser shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with information as may be required to be set forth in the Company Proxy Statement under the Exchange Act.  Prior to filing the Company Proxy Statement or any amendments or supplements thereto with the SEC or otherwise communicating with the SEC, the Company will provide Parent and Purchaser a reasonable opportunity to review and comment on such documents and communications and shall include in such documents and communications comments reasonably proposed by Parent or Purchaser.  The Company Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act.  The Company agrees that the Company Proxy Statement shall include the Company Board Recommendation.

(b)                                 Unless there has been a Recommendation Change (1) in response to a Superior Proposal or (2) for any other reason and Parent shall have not exercised the option set forth in the penultimate sentence of Section 5.3(c), the Company shall (i) in accordance with applicable Law and its amended and restated certificate of incorporation and amended and restated bylaws, take all actions necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting (including any adjournment or postponement thereof) as promptly as reasonably practicable following the date hereof (and in any event within 20

Business Days after the Company Proxy Statement is mailed to Company stockholders, unless otherwise mutually agreed in writing by the Company and Parent); (ii) use its reasonable best efforts to solicit the Requisite Company Vote; and (iii) use its reasonable best efforts to retain a proxy solicitor reasonably acceptable to Parent to assist in connection with the Company Stockholders Meeting, and the Company and Parent shall jointly instruct and receive reports from such proxy solicitor.

Section 5.6                                      Employees; Benefit Plans

(a)                                  From the Closing Date through December 31, 2008 (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are substantially similar in the aggregate to those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that incentive programs will remain discretionary); provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law.  Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b)                                 The Surviving Corporation and its Affiliates will honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements; provided that, notwithstanding anything to the contrary in this Agreement, the Surviving Corporation and its Affiliates shall honor the terms of all retention and change in control agreements.

(c)                                  For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, except for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of accrual of benefits.  In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving

Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)                                 This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6.  Without limiting the foregoing, no provision of this Section 5.6 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.  Nothing in this Section 5.6 is intended to amend any Company Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(e)                                  On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan (“ESPP”).  All offering periods in progress on the date hereof shall cease, and the Company shall terminate the ESPP, on the earlier of (i) the NASDAQ trading day immediately prior to the Closing Date or (ii) September 30, 2008.  On such date, all rights of each participating employee then outstanding shall be deemed to be automatically exercised and each participating employee will be credited with the number of Shares purchased for his or her account under the ESPP during such offering period.  With respect to persons participating in the ESPP on the date on which the offering period ceases and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in such plan prior to such date), accumulated contributions will be applied on such date to the purchase of Shares in accordance with the ESPP’s terms (treating the date of termination as the last day of the relevant offering period).  The Company Board shall send written notice that the Merger will result in the termination of the ESPP to all participating employees not later than ten Business Days after the date hereof.  With respect to matters described in this Section 5.6(e), the Company will communicate with Purchaser prior to sending any material notices or other communication materials to its employees (and reasonably consider Purchaser’s comments with respect thereto).

Section 5.7                                      Directors’ and Officers’ Indemnification and Insurance

(a)                                  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, and as may otherwise be required by the Company Organizational Documents (or any similar organizational document), when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement and made available to Purchaser, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(b)                                 The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”).  If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ liability insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.  The Company represents that its current annual premium for directors’ and officers’ liability insurance is set forth in Section 5.7(b) of the Company Disclosure Letter.

(c)                                  The provisions of this Section 5.7 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the certificate of incorporation and bylaws (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

(d)                                 Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective certificates of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company Organizational Documents.

(e)                                  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 5.7.

Section 5.8                                      Reasonable Best Efforts

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Merger set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, (iii) making, as promptly as practicable, appropriate filings under any other antitrust, competition or premerger notification, trade regulation law, regulation or order, (iv) obtaining all necessary consents and waivers under any and all Contracts, Leases and Permits to which the Company or its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts, Leases or Permits following the consummation of the Merger and the transactions contemplated hereby (such consents or waivers to be obtained by the Company in consultation with Parent) and obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Purchaser, the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b)                                 Parent, Purchaser and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its Representatives) and any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns.

(c)                                  Each of Parent, Purchaser and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement.  If Parent, Purchaser or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party will use reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d)                                 Notwithstanding anything herein to the contrary, Parent and Purchaser shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, Parent or Purchaser or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company, Parent or Purchaser or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company, Parent or Purchaser or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company, Parent or Purchaser or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC or Antitrust Division in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that any such action may, at the discretion of Parent or the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (an “Antitrust Prohibition”); provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be obligated to take or agree to any Divestiture Action that would, individually or in the aggregate with any other Divestiture Action, reasonably be expected to have a material adverse effect on the Business, Parent or the Combined Company (any of the foregoing, a “Burdensome Condition”).  For purposes of determining whether any Divestiture Action constitutes, individually or in the aggregate with any other Divestiture Action, a Burdensome Condition, (x) any loss of anticipated synergies or reduction in anticipated return from the transactions contemplated hereby as a result of any such Divestiture Action shall be taken into account, and (y) Parent and its Subsidiaries, taken as a whole, and the Combined Company, shall each be deemed to be a consolidated group of entities having the size and scale of the Company and its Subsidiaries, taken as a whole.

(e)                                  If any Divestiture Action agreed to by Parent or Purchaser requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent and Purchaser hereby agree to consent to the taking of such action by the Company and any such action may, at the discretion of Parent or the Company, be conditioned upon consummation of the Merger.

Section 5.9                                      Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent, Purchaser and the Company.  Thereafter, no party shall issue any press release or otherwise make any public statements about this Agreement or any of the transactions contemplated by this Agreement without first obtaining the consent of the other parties, except to the extent that the party issuing such press release or making such public statement determines in good faith it is required to do so by applicable Law, the NASDAQ requirements or any obligations under Contracts relating to indebtedness, in which case such party will use all reasonable efforts to consult with the other parties before issuing any such release or making any such public statement.

Section 5.10                                Stock Exchange Listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.11                                Fees and Expenses.  Whether or not the Merger is consummated, all Expenses will be paid by the party incurring such Expenses, except as otherwise provided in Section 7.3.

Section 5.12                                Takeover Statutes.  If any takeover, business combination, control share acquisition, fair price, moratorium or similar statute is or becomes applicable to this Agreement, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement, the Company Board will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, (b) assist in any challenge to the validity or applicability to this Agreement, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement of any state takeover law, and (c) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.13                                Resignations.  At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and its Subsidiaries.  From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.  The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company and its Subsidiaries designated by Parent to the Company.

Section 5.14                                Rule 16b-3.  Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.15                                Company SEC Documents.  Each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and SOX.  Any Company SEC Documents that will be filed subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.16                                Termination of Certain Agreements.  At or prior to the Effective Time, the Company shall (i) terminate, or cause to be terminated, that certain Amended and Restated Investors’ Rights Agreement, dated as of December 31, 2002, by and among the Company and those persons set forth on the signature pages to such agreement, as amended, and (ii) cooperate with Parent to replace the outstanding letter of credit issued by Comerica Bank for the benefit of Irvine Commercial Property Company LLC with a letter of credit issued under Parent’s credit facility, and shall terminate, or cause to be terminated the related Loan and Security Agreement, dated as of April 18, 2002, by and between Comerica Bank (successor by merger to Comerica Bank – California) and the Company, as amended, in each case effective as of the Closing.

VI. CONDITIONS

Section 6.1                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  Company Stockholder Approval.  This Agreement and the Merger shall have been adopted by the Requisite Company Vote.

(b)                                 Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable antitrust Laws, including the HSR Act, shall have expired or been terminated, and the approvals set forth on Schedule 6.1(b) shall have been obtained.

(c)                                  No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d)                                 Conditions to Governmental Approvals.  There shall not have occurred any Burdensome Condition or be unfulfilled any requirement contained in any approval of the Merger by any Governmental Entity of competent jurisdiction required by the terms of such approval to be fulfilled prior to the Effective Time.

Section 6.2                                      Conditions to the Obligations of Parent and Purchaser

(a)                                  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except for the representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)                                  Company Material Adverse Effect.  Since the date of this Agreement, a Company Material Adverse Effect has not occurred.

(d)           Officer’s Certificate.  The Company shall have delivered to Parent and Purchaser a certificate, dated the date of the Closing, signed by an officer of the Company certifying as to the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b).

(e)           Tax Notice.  The Company shall have delivered to Purchaser a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury regulations Section 1.897-2(h)(2) and in the form and substance reasonably acceptable to Purchaser, along with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the transactions contemplated by this Agreement.

Section 6.3             Conditions to the Obligations of the Company

(a)           Representations and Warranties.  The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except for the representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Acquiror Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)           Agreements and Covenants.  Each of Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and Purchaser, respectively, on or prior to the Effective Time.

(c)           Officer’s Certificate.  Each of Parent and Purchaser shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent and Purchaser, respectively, certifying as to the satisfaction of the conditions specified in Section 6.3(a) and Section 6.3(b).

VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Effective Time shall not have occurred on or before the date that is 180 days from the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)

shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date;

(c)           by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not used its reasonable best efforts to cause such injunction, order, decree, ruling or other action to be lifted or otherwise taken such action as is required to comply with Section 5.8;

(d)           by Parent if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 6.2(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to the Company or by the End Date;

(e)           by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Purchaser herein are or become untrue or inaccurate such that Section 6.3(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Purchaser of any of its covenants or agreements herein such that Section 6.3(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to Parent or Purchaser or by the End Date;

(f)            by either Parent or the Company if this Agreement shall fail to receive the Requisite Company Vote at the Company Stockholders Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement is taken, provided, however, that the Company shall not terminate this Agreement pursuant to this clause (f), and any purported termination pursuant to this clause (f) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Acquiror Expenses in the manner provided for in Section 7.3(a)(iv);

(g)           by Parent if (i) a Recommendation Change shall have occurred, (ii) the Company Board approves, endorses, enters into, or allows the Company to enter into, or recommends to the Company stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), or (iii) the Company fails to include the Company Board Recommendation in the Company Proxy Statement; or

(h)           by the Company pursuant to and in accordance with Section 5.3(c); provided, however, that the Company shall not terminate this Agreement pursuant to this clause

(h), and any purported termination pursuant to this clause (h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee or the Early Termination Fee, as applicable, in the manner provided for in Section 7.3(a)(iii).

Section 7.2             Effect of Termination.  If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party); provided, however, that Section 5.11, this Section 7.2, Section 7.3 (including with respect to any Termination Fee, Early Termination Fee and/or Acquiror Expenses, as applicable, that may be payable pursuant thereto) and Article VIII, will survive any termination of this Agreement, and, provided, further that nothing herein shall relieve a party from liability as a result of the willful and material breach by another party.  Parent and Purchaser are not relieved of liability if this Agreement is terminated by the Company because of a breach of Section 4.7 or the failure of Purchaser to close if the conditions to closing are satisfied.  For the avoidance of doubt, in circumstances in which liabilities or damages are permitted to be recovered by the Company pursuant to this Agreement, Parent and Purchaser acknowledge and agree that the liability or damages suffered or to be suffered by the Company shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by the stockholders of the Company.

Section 7.3             Fees and Expenses Following Termination

(a)           The Company will pay, or cause to be paid, to Parent or to accounts designated by Parent in writing by wire transfer of immediately available funds an amount equal to $5,365,000 (the “Termination Fee”):

(i)            if (A) a Takeover Proposal shall have been made, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(f), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (which in each case need not be the same Takeover Proposal as the Takeover Proposal described in clause (A) above), in which event payment of the Termination Fee will be made on or prior to the earlier of the date on which the Company enters into such Contract and the date on which the Company consummates such Takeover Proposal.  For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “66%;”

(ii)           if this Agreement is terminated by Parent pursuant to Section 7.1(g) (which termination, for purposes of this Section 7.3(a)(ii), shall be deemed to occur upon the event giving rise to such termination right), in which event payment of the Termination Fee will be made within two Business Days after such termination; provided, however, that if this Agreement is terminated by Parent pursuant to Section 7.1(g) (x) prior to the date that is 40 days from the date of this Agreement (the “Early Termination Period”) or (y) as the result of a Takeover Proposal by any Person made during the Early Termination Period, then such payment shall instead be for $1,950,000 (the “Early Termination Fee”); or

(iii)          if this Agreement is terminated by the Company pursuant to Section 7.1(h), in which event payment of the Termination Fee will be made in advance of or concurrent with such termination; provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.1(h) (x) prior to the expiration of the Early Termination Period or (y) as the result of a Takeover Proposal by any Person made during the Early Termination Period, then such payment shall instead be the Early Termination Fee.

(iv)          if this Agreement is terminated by Parent pursuant to Section 7.1(f), under circumstances in which the Termination Fee or Early Termination Fee is not payable, then the Company shall pay as promptly as possible (and, in any event, within five Business Days after a request therefor) all Expenses of Parent and Purchaser up to a maximum amount of $1,000,000 (the “Acquiror Expenses”), provided, however, that the existence of circumstances which could require the Termination Fee or Early Termination Fee to be subsequently payable shall not relieve the Company of its obligations to pay the Acquiror Expenses pursuant to this Section 7.3(a)(iv), and provided, further that the payment by the Company of Acquiror Expenses pursuant to this Section 7.3(a)(iv) shall not relieve the Company of any subsequent obligation to pay the Termination Fee or Early Termination Fee (provided that any such subsequent payment of the Termination Fee or Early Termination Fee will be reduced by the amount of the Acquiror Expenses paid by the Company).

(b)           The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty.  Upon payment of the Termination Fee, Early Termination Fee and/or Acquiror Expenses, in accordance with this Section 7.3, the Company shall have no further liability to Parent or Purchaser with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or agreement contained in this Agreement.  In the event that the Company shall fail to pay the Termination Fee, Early Termination Fee and/or Acquiror Expenses when due, the Company shall reimburse Parent for all costs and expenses incurred by Parent or Purchaser (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.  For the avoidance of doubt, in no event will more than one termination fee be owed by the Company to Purchaser.

Section 7.4             Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent, Purchaser and the Company.  This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.5             Extension; Waiver.  At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, unless prohibited by applicable Laws, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

VIII.        MISCELLANEOUS

Section 8.1             Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1)           “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include confidential provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.

(2)           “Acquiror Assets”  has the meaning set forth in Section 4.5(ii).

(3)           “Acquiror Disclosure Letter” has the meaning set forth in Article IV.

(4)           “Acquiror Expenses” has the meaning set forth in Section 7.3(a)(iv).

(5)           “Acquiror Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent or materially impair or materially delay the ability of Parent or Purchaser to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby.

(6)           “Actions” has the meaning set forth in Section 5.1(j).

(7)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(8)           “Agreement” has the meaning set forth in the Preamble.

(9)           “Antitrust Division” has the meaning set forth in Section 5.8(a).

(10)         “Antitrust Prohibition” has the meaning set forth in Section 5.8(d).

(11)         “Assets” means all of the assets (real and personal, tangible and intangible, including all Intellectual Property) that are used or held for use in connection with the Business.

(12)         “Burdensome Condition” has the meaning set forth in Section 5.8(d).

(13)         “Business” has the meaning set forth in Section 3.1.

(14)         “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

(15)         “Certificate” has the meaning set forth in Section 2.1(c).

(16)         “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation.

(17)         “Certificate of Merger” has the meaning set forth in Section 1.3.

(18)         “Closing” has the meaning set forth in Section 1.2.

(19)         “Closing Date” has the meaning set forth in Section 1.2.

(20)         “Code” means the Internal Revenue Code of 1986, as amended.

(21)         “Combined Company” shall mean Parent and its Subsidiaries and the Company and its Subsidiaries, taken as a whole.

(22)         “Common Stock” has the meaning set forth in the Recitals.

(23)         “Company” has the meaning set forth in the Preamble.

(24)         “Company Assets” has the meaning set forth in Section 3.6.

(25)         “Company Benefit Plans” has the meaning set forth in Section 3.12(a).

(26)         “Company Board” has the meaning set forth in the Recitals.

(27)         “Company Board Recommendation” has the meaning set forth in Section 3.2(a).

(28)         “Company Disclosure Letter” has the meaning set forth in Article III.

(29)         “Company Financial Advisor” has the meaning set forth in Section 3.22.

(30)         “Company Intellectual Property” has the meaning set forth in Section 3.18(e).

(31)         “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change, condition or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes, conditions and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change condition or effect resulting from (A) changes in general economic, financial, credit and capital market, political and regulatory conditions (including changes in interest rates and exchange rates); (B) the announcement of this Agreement and the pendency of the transactions contemplated hereby; (C) general changes or developments in the industries in which the Company and its Subsidiaries operate; (D) acts of terrorism; (E) changes in any Law or GAAP or interpretation thereof after the date hereof; or (F) acts of war or escalation in conflicts involving the United States, acts of God, hurricanes, earthquakes or other natural disasters; except, in the case of the foregoing clauses (A) and (C), to the extent such changes or developments referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

(32)         “Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(33)         “Company Permits” has the meaning set forth in Section 3.17(a).

(34)         “Company Proxy Statement” has the meaning set forth in Section 3.5.

(35)         “Company SEC Documents” has the meaning set forth in Section 3.8(a).

(36)         “Company Stock Award Plans” has the meaning set forth in Section 3.3(c).

(37)         “Company Stockholders Meeting” has the meaning set forth in Section 3.5.

(38)         “Confidentiality Agreement” means that certain Amended and Restated Mutual Confidentiality Agreement by and between the Company, Providence Equity Partners LLC and US Investigations Services Inc., dated as of April 17, 2008.

(39)         “Continuation Period” has the meaning set forth in Section 5.6(a).

(40)         “Contracts” means any contracts, agreements, arrangements, plans, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

(41)         “Delaware Courts” has the meaning set forth in Section 8.5.

(42)         “DGCL” means the General Corporation Law of the State of Delaware.

(43)         “Dissenting Stockholder” has the meaning set forth in Section 2.3.

(44)         “Dissenting Shares” has the meaning set forth in Section 2.3.

(45)         “Divestiture Action” has the meaning set forth in Section 5.8(d).

(46)         “DPPA” means the Driver’s Privacy Protection Act, 18 U.S.C. §2721 et seq., as amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

(47)         “Early Termination Fee” has the meaning set forth in Section 7.3(a)(ii).

(48)         “Early Termination Period” has the meaning set forth in Section 7.3(a)(ii).

(49)         “Effective Time” has the meaning set forth in Section 1.3.

(50)         “Employees” has the meaning set forth in Section 5.6(a).

(51)         “End Date” has the meaning set forth in Section 7.1(b).

(52)         “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, costs of recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

(53)         “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, health or safety, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

(54)         “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(55)         “ERISA” has the meaning set forth in Section 3.12(a).

(56)         “ESPP” has the meaning set forth in Section 5.6(e).

(57)         “EUPD” means the European Union Privacy Directive (95/46/EC), as amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

(58)         “Evaluation Material” has the meaning set forth in Section 5.2(a).

(59)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(60)         “Excluded Share(s)” has the meaning set forth in Section 2.1(b).

(61)         “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of Representatives) incurred by a party or on its behalf in connection with or related to the due diligence investigation of the Company and its Subsidiaries, any filings required in accordance with Section 5.8(a), the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Company Proxy Statement, the solicitation of the Requisite Company Vote, any related financing and all other matters related to the Merger and the transactions contemplated by this Agreement.

(62)         “FCRA” means the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., as amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

(63)         “FTC” has the meaning set forth in Section 5.8(a).

(64)         “GAAP” has the meaning set forth in Section 3.8(b).

(65)         “GLBA” means the Financial Modernization Act of 1999 (i.e., the Gramm-Leach-Bliley Act), 15 U.S.C. §6801 et seq., as amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

(66)         “Governmental Entity” has the meaning set forth in Section 3.5.

(67)         “Hazardous Materials” means (i) any substance that is listed, classified, regulated or subject to under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

(68)         “HSR Act” has the meaning set forth in Section 3.5.

(69)         “Indemnified Parties” has the meaning set forth in Section 5.7(a).

(70)         “Indemnifying Party” has the meaning set forth in Section 5.7(a).

(71)         “Inquiry” means any proposal or inquiry relating to a potential Takeover Proposal.

(72)         “Intellectual Property” has the meaning set forth in Section 3.18(e).

(73)         “Intervening Event” means an event, unknown to the Company Board as of the date hereof, which becomes known to it prior to the approval of this Agreement by the Requisite Company Vote.

(74)         “IRS” has the meaning set forth in Section 3.12(a).

(75)         “Knowledge” means, when used with respect to the Company, the knowledge, after reasonable inquiry, of the Persons set forth in Section 8.1(a) of the Company Disclosure Letter, and, when used with respect to Purchaser, the knowledge, after reasonable inquiry, of the Persons set forth in Section 8.1(b) of the Acquiror Disclosure Letter.

(76)         “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(77)         “Lease” has the meaning set forth in Section 3.16(b).

(78)         “Leased Property” has the meaning set forth in Section 3.16(b).

(79)         “Legal Action” has the meaning set forth in Section 3.11.

(80)         “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third-party rights or other encumbrances or title defects of any kind or nature.

(81)         “Maximum Premium” has the meaning set forth in Section 5.7(b).

(82)         “Measurement Date” has the meaning set forth in Section 3.3(a).

(83)         “Merger” has the meaning set forth in Section 1.1.

(84)         “Merger Consideration” has the meaning set forth in Section 2.1(b).

(85)         “NASDAQ” has the meaning set forth in Section 3.5.

(86)         “New Plans” has the meaning set forth in Section 5.6(c).

(87)         “Notice Period” has the meaning set forth in Section 5.3(c).

(88)         “Old Plans” has the meaning set forth in Section 5.6(c).

(89)         “Open Source Materials” has the meaning set forth in Section 3.18(d).

(90)         “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(91)         “Other Filings” has the meaning set forth in Section 3.21.

(92)         “Owned IP” has the meaning set forth in Section 3.18(a).

(93)         “Parent” has the meaning set forth in the Preamble.

(94)         “Paying Agent” has the meaning set forth in Section 2.2(a).

(95)         “Payment Fund” has the meaning set forth in Section 2.2(a).

(96)         “Permits” has the meaning set forth in Section 3.17(a).

(97)         “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

(98)         “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(99)         “Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.

(100)       “Purchaser” has the meaning set forth in the Preamble.

(101)       “Purchaser Board” has the meaning set forth in the Recitals.

(102)       “Recommendation Change” has the meaning set forth in Section 5.3.

(103)       “Registered IP” has the meaning set forth in Section 3.18(a).

(104)       “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(105)       “Representatives” means, when used with respect to Purchaser, Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Purchaser or the Company, as applicable, and its Subsidiaries.

(106)       “Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting as a single class.

(107)       “SEC” has the meaning set forth in Section 3.8(a).

(108)       “Section 262” has the meaning set forth in Section 2.3.

(109)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(110)       “Share(s)” has the meaning set forth in the Recitals.

(111)       “SOX” has the meaning set forth in Section 3.8(a).

(112)       “Specified Contract” has the meaning set forth in Section 3.19(b).

(113)       “Stockholders” has the meaning set forth in the Recitals.

(114)       “Stock Option(s)” has the meaning set forth in Section 2.5(a).

(115)       “Stock Option Plans” has the meaning set forth in Section 2.5(b).

(116)       “Subsidiary” means, when used with respect to Parent, Purchaser or the Company, any other Person (whether or not incorporated) that Parent, Purchaser or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.

(117)       “Superior Proposal” means any bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with the Company Financial Advisor) to be more favorable (taking into account all timing, financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Company Board) to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Purchaser to amend or modify the terms of the transactions contemplated by this Agreement) and that is reasonably capable of being consummated, except that each reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “66%.”

(118)       “Surviving Corporation” has the meaning set forth in Section 1.1.

(119)       “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent, Purchaser or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) or any assets that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, consolidation, share exchange, business combination or recapitalization or similar transaction as a result of which any such Person or Persons would own at least 15% of the equity interest (by vote or value) in the Company, it being expressly understood that a Takeover Proposal may include a combination of related proposals or offers from one or more Persons, whether or not Affiliates of each other, whereby separate divisions of the Company are proposed to be acquired by such Persons.

(120)       “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

(121)       “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(122)       “Termination Date” has the meaning set forth in Section 7.1.

(123)       “Termination Fee” has the meaning set forth in Section 7.3(a).

(124)       “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(125)       “Voting Agreement” has the meaning set forth in the Recitals.

(126)       “Warrant(s)” has the meaning set forth in Section 2.5(a).

Section 8.2             Interpretation.  The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement.  Definitions will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise.  The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.”  The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes, the Company Disclosure Letter and the Acquiror Disclosure Letter, and not to any particular provision of this Agreement.  Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes.  All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law.  References to a Person also refer to its predecessors and successors and permitted assigns.

Section 8.3             Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.  Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 5.11 (Fees and Expenses), Section 7.2 (Effect of Termination) (and the Sections referred to therein) and 7.3 (Fees and Expenses Following Termination) and Article VIII of this Agreement shall survive termination of this Agreement.  The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.4             Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.5             Submission to Jurisdiction.  Each of the Company, Parent and Purchaser hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction by virtue of federal law, any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Delaware Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the Delaware Courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the Delaware Courts for any reason other than the failure to serve process in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6             Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7             Notices.  Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Purchaser, to:

US Investigations Services, LLC

7799 Leesburg Pike

Suite 1100 North

Falls Church, VA.  22043

Facsimile:         (703) 448-3981

Attention:         General Counsel

with a copy (which will not constitute notice to Parent or Purchaser) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile:         (212) 521-7569

Attention:         Kevin A. Rinker

If to the Company, to:

HireRight, Inc.

5151 California Avenue

Irvine, CA  92617

Facsimile:         (949) 224-6077

Attention:         Jeffrey Wahba, Chief Financial Officer

with a copy (which will not constitute notice to the Company) to:

Dorsey & Whitney LLP

38 Technology Drive Suite 100

Irvine, California 92618

Facsimile:         (949) 932-3601

Attention:         Ellen Bancroft

                         Bryan S. Gadol

                         Christopher J. Bellini

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8             Entire Agreement.  This Agreement (including the Annexes to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9             No Third Party Beneficiaries.  Except as provided in Section 5.8 (Directors’ and Officers’ Indemnification and Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 5.8 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.10           Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11           Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.12           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign its rights, interests and obligations hereunder to any Affiliate without the prior written consent of the Company; provided, however, that no such assignment shall relieve Parent of its obligations under this Agreement if Parent’s assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.13           Specific Performance.  The parties to this Agreement agree that irreparable damage would occur and monetary damages would not be adequate in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article VII, each party will be entitled at its election to an injunction or injunctions without the need to post a bond to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14           Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement.  This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

[Remainder of Page Intentionally Left Blank.  Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HIRERIGHT, INC.

By:	/s/ Eric J. Boden
Name:
Title:

US INVESTIGATIONS SERVICES, LLC

By:	/s/ Randy E. Dobbs
Name: Randy E. Dobbs
Title: Chief Executive Officer and President

HERCULES ACQUISITION CORP.

By:	/s/ Julie G. Richardson
Name: Julie G. Richardson
Title: President